UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 15, 2016

GRASSHOPPER STAFFING, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-36564	46-3052781
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

200 S. Victoria, Pueblo, CO	81003
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (719) 248-9097

Tomichi Creek Outfitters

68798 Highway 50

Sargents, Colorado  81248

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Item 3.02  Unregistered Sales of Equity Securities.

On January 15, 2016 Grasshopper Staffing, Inc., a Nevada corporation formerly known as Tomichi Creek Outfitters, entered into an Advisory Agreement with Platinum Equity Advisors, Inc. ("Platinum"). Under the terms of the three year agreement, we engaged Platinum to advise us in connection with general corporate activities including, strategic planning, management and business operations, introductions to further its business goals, recommending professionals for engagement by us, providing advice and services related to our growth initiatives, among other services.  As compensation for the services, we agreed to pay Platinum a monthly retainer of $20,000; in Platinum's sole discretion the monthly retainer may be paid in shares of our common stock.  Under the terms of the agreement, we also issued Platinum 8,000,000 shares of our common stock valued at $8,000 (the "Compensation Shares") as compensation for the advisory services it had previously rendered to us earlier this year.  The Advisory Agreement may be terminated by the mutual written consent of the parties or after the 18 month anniversary of the date of the agreement, by us for any reason upon 30 day’s prior written notice to Platinum.  The Advisory Agreement contains confidentiality provisions and we agreed to indemnify Platinum under certain circumstances.

The issuance of the Compensation Shares to Platinum, an accredited investor, is exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by Section 4(a)(2) of that act.

The foregoing description of the terms and conditions of the Advisory Agreement is qualified in its entirety by reference to the agreement, a copy of which is filed as Exhibit 10.1 to this report.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As disclosed in our definitive Information Statement on Schedule 14C as filed with the Securities and Exchange Commission on September 16, 2015, on November 2, 2015 we filed a Certificate of Amendment to our Articles of Incorporation changing the name of our company to Grasshopper Staffing, Inc.

Item 9.01  Exhibits.

10.1	Advisory Agreement dated January 15,2016 by and between Grasshopper Staffing, Inc. and Platinum Equity Advisors, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRASSHOPPER STAFFING, INC.
Date: January 21, 2016	By: /s/ Melanie Osterman
Melanie Osterman, Chief Executive Officer

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